AGREEMENT AND GENERAL RELEASE

This Agreement and General Release is made and entered into this 1st day of October, 2003, by and between Michael J. Behan (hereinafter, referred to as "Employee") and NUI Corporation (hereinafter "NUI") and any of its predecessors, successors, parent corporations, subsidiaries, affiliates, operating divisions, and each of their employees, stockholders, officers and directors (hereinafter, collectively referred to as the "Company").

WHEREAS, NUI and Employee wish to enter into this Agreement to reflect the terms and conditions of the termination of Employee's employment with NUI and to provide Employee with compensation and benefits, as legal consideration, in addition to those which he would otherwise be entitled to receive in connection with that termination.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is agreed as follows:

1.   Employee shall retire from the Company effective July 22, 2003; Employee's employment will be permanently severed and the Company has no obligation to reemploy Employee in the future.

2.   In settlement of all claims released under this Agreement and General Release, the Company hereby agrees to provide Employee in addition to any payments or benefits he is already entitled to receive, with the following consideration, to which he hereby acknowledges that he would not otherwise be entitled:

a)     Commencing August 1, 2003 through September 30, 2005, a sum equal to $360,000.00, in severance pay representing one (1) month of pay for each of twenty-five (25) years of service, payable in accordance with Company's bi-weekly payroll process.  Payment of severance shall be conditioned upon execution and compliance with this Agreement and General Release. Employee agrees to pay taxes, if any, that may be due on his behalf with respect to any and all payments made pursuant to this Agreement and General Release and he agrees to indemnify and hold the Company harmless with respect to any taxes which should have been paid by him. The Company agrees to pay the appropriate taxing authorities for all amounts withheld from Employee's bi-weekly installments and the Company agrees to indemnify and hold Employee harmless with respect to any amounts that were withheld on behalf of Employee but not remitted to the appropriate taxing authorities.

b)     Commencing October 1, 2005, Employee shall receive a monthly payment of $ 2,426.80 representing a temporary supplemental benefit of $1,417.00 and an early retirement reduction adjustment of $1,009.80. On July 1, 2008, the temporary supplemental benefit shall cease, and the early retirement reduction adjustment alone shall continue. The temporary supplemental benefit and the early retirement reduction adjustment are conditioned upon Employee's execution of and compliance with this Agreement and General Release.

c)      During the period from the date of this Agreement and General Release through September 30, 2005, or until severance payments under this Agreement and General Release cease, Employee shall be required as needed by NUI and upon reasonable notice to Employee, to consult with NUI with respect to his former areas of responsibility.  It is understood that such cooperation will not interfere with Employee's new employment or business and would have to be coordinated in advance with Company and Employee.  Employee agrees to cooperate fully with and to assist the Company in connection with the preparation and defense, including but not limited to personal appearances and testimony, of any claim, action or litigation in which the Company is, or may become, a party and which relates in any way to matters or actions within the possible scope of Employee's responsibilities while in the employment of the Company. The Company agrees to reimburse Employee for reasonable and necessary out of pocket expenses prior to discontinuation of severance payments.  Thereafter, Company will reimburse Employee at the rate of $150.00 per hour, not to exceed $1,500.00 per day in addition to reimbursing him for reasonable and necessary out of pocket expenses incurred while assisting the Company. Employee further agrees that he will advise the Company immediately upon becoming aware of any claim or litigation connected in any way to the Company in which he is required or requested to appear as a witness or made a party.  Company also further agrees that it will advise Employee immediately upon becoming aware of any claim or litigation connected in any way to the Employee in which he is required or requested to appear as a witness or made a party.

d)     Company shall provide to Employee $12,500.00 in ordinary income in lieu of executive outplacement services.

e)     Employee may continue to use his current Company vehicle, under the financial terms in the existing lease and Company policy, for as long as he continues to receive severance payments under Section 2 (a) of this Agreement and General Release. Employee may elect to retain his current Company vehicle at the time severance payments cease. The value of the vehicle at the conclusion of the existing lease shall be treated as imputed income to the employee.

f)        Employee has been granted 6,126 shares of restricted stock pursuant to grant agreements dated as of November 1999, 2000, 2001 and 2002, which have not vested as of the date of this Agreement and General Release ("Employee's Unvested Shares"). The Company shall vest all of Employee's Unvested Shares to Employee. Shares may be exchanged for cash and cash proceeds may be either paid in one lump sum, or in 25 equal monthly installments commencing 8-1-03. The value of NUI shares will be the value of NUI stock as of the date of termination.

3.    In consideration of the Company's payments and undertakings as set forth in this Agreement and General Release, Employee hereby knowingly and voluntarily agrees to waive, release and discharge the Company from all claims or causes of action, known or unknown, that he may have or claim to have against the Company, including but not limited to, any and all claims arising out of or in any way connected with Employee's employment with the Company or the termination of that employment.  The claims released include, but are not limited to, any and all claims arising under the United States Constitution or the constitutions of any state; any and all common-law claims, including claims or wrongful discharge, constructive discharge, breach of an express or implied contract arising under any handbook, manual, policy, or practice, breach of an implied covenant of good faith and fair dealing, violation of any public policy, defamation, emotional distress, fraud, negligence, tortious interference with contract or prospective economic advantage, humiliation, punitive damages, all claims for compensatory damages, including, but not limited to backpay, front pay, bonuses, awards, reinstatement, retroactive seniority, pension benefits and all claims for attorneys' fees and costs; any and all claims arising under any federal, state or local law, including but not limited to Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, Employee Retirement Income Security Act of 1974, the Americans With Disabilities Act, the Rehabilitation Act, the Family and Medical Leave Act of 1993, the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, and the New Jersey Family Leave Act.  Employee also releases any and all claims arising under any Executive Order and any claims derived from or based upon any federal or state regulations.

4.   Employee agrees and understands that he shall not disclose nor cause to be disclosed any trade secrets, or confidential or proprietary business information of the Company, including but not limited to, technical data and information, marketing plans, customer lists or identities, prospective customers, costs and pricing information, source for designs, or sources of supplies, materials, goods or services to the Company or the cost or terms thereof, and Employee represents that he has returned to the Company all property and documents belonging to it.  Employee further agrees and understands that he shall not solicit or encourage anyone doing business with the Company to cease doing business with it, or solicit or encourage anyone to leave the employ of the Company.

5.   Employee represents and warrants that he has returned to the Company personal computer(s), software, printer(s), files, records, identification and credit cards, keys and any other Company property in his possession or control. Employee may retain two cellular telephones and the responsibility for service charges will be transferred to Employee effective August 1, 2003.  During the term of the Agreement and General Release, Employee shall not make any disparaging statements against or about the Company, or any of its predecessors, successors, or affiliated companies or their officers, directors, agents or employees.

6.   Employee represents that he has not filed any charge, claim or complaint of any kind against the Company, and Employee further covenants and represents that he will not file any lawsuit or initiate any action seeking personal recovery or personal injunctive relief against the Company with respect to any matter, including but not limited to, his employment with the Company or the termination of that employment.  Nothing contained in this paragraph shall prohibit Employee from (a) bringing any action to enforce the terms of this Agreement and General Release; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission ("EEOC") regarding the validity of this Agreement and General Release; (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC or regarding any claim of employment discrimination (although Employee has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint).

7.  Employee agrees to maintain in confidence, and not to disclose or cause to be disclosed, the terms of this Agreement and General Release.  It shall not be considered a breach of this obligation of confidentiality for Employee to make disclosure to his immediate family (who shall then be expressly advised of; and also be bound by, the same requirement of confidentiality), or for Employee to make disclosures in order to obtain private and confidential tax or financial advice or to respond to any inquiry from any governmental entity or agency regarding tax filing.

8.   Employee acknowledges and represents that the only consideration he received for executing this Agreement and General Release is that set forth herein, which is in addition to any benefits to which Employee is entitled.  No other promise, inducement, threat, agreement or understanding of any kind or description has been made with or to Employee by the Company to cause him to agree to the terms of this Agreement and General Release. A document entitled, "Summary of Severance Benefits" is attached hereto as Exhibit 1 for the purpose of summarizing the legal consideration detailed in this Agreement and General Release. In the event of any contradiction or discrepancy, the plain language of this Agreement and General Release shall be deemed controlling. Also attached as Exhibits are Exhibit 2, Employee's Retirement Plan of NUI Corporation -Election of Form of Payment; Exhibit 3, Lump Sum Withholding Election Form; Exhibit 4, Rollover Election Form Waiver; and Exhibit 5, NUI Corporation Supplemental Retirement Plan Estimate.

9.     Employee hereby acknowledges that by this Agreement and General Release the Company is advising him in writing that he should consult with an attorney prior to executing this Agreement and General Release.  Employee states that he has had the opportunity to read, review, and consider all of the provisions of this Agreement and General Release freely, voluntarily, and without duress or coercion.

10.    Employee understands that he has forty-five (45) calendar days within which to consider this Agreement and General Release before signing it.  Employee also understands that after signing this Agreement and General Release he may revoke his signature within seven (7) calendar days by delivering written notification of that revocation marked "personal and confidential" to Thomas W. Williams, Vice President, Human Resources, NUI Corporation, 550 Route 202/206, Bedminster, NJ, 07921-0760.

11.   It is understood and agreed that the consideration to be provided to Employee pursuant to this Agreement and General Release will not become payable until seven (7) days have passed from the date of the execution of this Agreement and General Release by Employee, at which point in time Employee will no longer be able to revoke his signature and this Agreement and General Release will become binding and effective.

12.    In the event any term, condition or provision of this Agreement and General Release, in whole or in part, is declared by any court of competent jurisdiction to be illegal, void or invalid, all other terms, conditions and provisions of this Agreement and General Release shall remain in full force and effect to the same extent as if the part declared illegal, void or invalid, had never been incorporated in this Agreement and General Release, and shall continue to be binding upon the parties hereto.

13.     Employee and the Company understand and agree that this Agreement and General Release shall be governed by the laws of the State of New Jersey except to the extent that federal law may be applicable to any matter arising hereunder.

14.             Employee represents that he has carefully read and fully understands all of the provisions of this Agreement and General Release; that Employee has been encouraged to review this Agreement and General Release with an attorney of his choice; and that Employee is voluntarily executing this Agreement and General Release.

                                                                        NUI Corporation

/S/ MICHAEL J. BEHAN                              /S/ THOMAS W. WILLIAMS
     Michael J. Behan                                             Thomas W. Williams
                                                                            Vice President, Human Resources

1 October 2003                                                   October 3, 2003
Date                                                                     Date